Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 24, 2014 (April 3, 2015 as to Footnotes 20 and 23), relating to the consolidated and combined financial statements of Mallinckrodt plc (which report expresses an unqualified opinion and includes an explanatory paragraph related to the fact that Mallinckrodt plc's results for periods prior to June 28, 2013, including the nine months ended June 28, 2013, that is included within Mallinckrodt plc's fiscal 2013 results, may not be indicative of Mallinckrodt plc's future performance and do not necessarily reflect the results of operations, financial position and cash flows that would have been had it operated as an independent, publicly-traded company for the entirety of the periods presented), appearing in Mallinckrodt plc’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2015, and of our report dated November 24, 2014, relating to the effectiveness of Mallinckrodt plc’s internal control over financial reporting, appearing in Mallinckrodt plc’s Annual Report on Form 10-K for the year ended September 26, 2014.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
May 6, 2015